Exhibit 10.47
                      CONVEYANCE AGREEMENT

     THIS Conveyance Agreement ("Agreement"), made and entered into as of the 12th day of June, 1997, by and between ijob, Inc. ("ijob"), an Oklahoma corporation whose principal place of business is 13800 Benson Road, Edmond, Oklahoma 73013 ("ijob"), and Applied Intelligence Group, Inc., an Oklahoma corporation whose principal place of business is 13800 Benson Road, Edmond, Oklahoma 73013 ("AIG").

     1. Conveyance of Rights. AIG hereby transfers, grants, conveys, assigns and relinquishes exclusively to ijob all of AIG's right, title, and interest in and to the assets identified on Exhibit A attached hereto, in perpetuity (or for the longest period of time otherwise permitted by law). This Agreement is executed pursuant to the Asset Purchase Agreement between AIG and ijob of even date herewith.

ijob, Inc.                         Human Technologies, Inc.


By: /s/ Robert Baker               By:  David C. Mitchell

Name:  Robert Baker           Name:  David C. Mitchell

Its:  Vice President                    Its:  President

Date:  June 12, 1997               Date:  June 12, 1997




















                        EXHIBIT A: ASSETS

1. All rights held by AIG to the source and executable code for the software program known as "Hal-1" and "ijob-Internet" software; provided however, and notwithstanding anything to the contrary herein, any software included therein which is licensed from any third party is not included in such software being transferred pursuant so this Asset Purchase Agreement.
2. Assignment of copyright powers and benefits related to the software included with the Assets being transferred pursuant to this Asset Purchase Agreement, including, but not limited to, the right to produce, sell, modify, distribute, license, and copy in full or part such software except to the extent limited by any such licenses from any third party.
3. Assignment by AIG to ijob of all rights to enforce and/or recover, for infringement or other legal claims, past, preset, or future, against any third party, any of the rights or items transferred pursuant to this Asset Purchase Agreement except to the extent limited by any such licenses from any third party.
4. Any and all rights to apply for, acquire, or retain the benefit of any patentable subject matter derived from or related to such software being transferred pursuant to this Asset Purchase Agreement except to the extent limited by any such licenses from any third party.